EXHIBIT 10.03

LEASE AGREEMENT

THIS LEASE is executed this 2nd day of October, 2003, by and between DUGAN FINANCING LLC, a Delaware limited liability company (“Landlord”), and DESIGN WITHIN REACH, INC., a California corporation (“Tenant”).

WITNESSETH:

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

A.	Leased Premises (shown outlined on Exhibit A attached hereto): 2360 Progress Drive, Hebron, Kentucky 41048; Building No. 1 (the “Building”); located in Skyport 275 Business Park (the “Park”);

B.	Rentable Area: approximately 216,668 square feet;

C.	Tenant’s Proportionate Share;

Months 1-9	0.00%
Months 10-12	63.64	%**
Months 13-60	68.39	%;

D.	Minimum Annual Rent*:

Year 1 (months 1-9)	$0.00	(9 months)
Year 1 (months 10-12)	$170,352.00	(3 months)**
Year 2 (months 13-21)	$549,253.35	(9 months)
Year 2 (months 22-24)	$189,584.49	(3 months)
Year 3 (months 25-33)	$568,753.47	(9 months)
Year 3 (months 34-36)	$194,459.52	(3 months)
Year 4 (months 37-45)	$528,128.28	(9 months)
Year 4 (months 46-48)	$182,001.12	(3 months)
Year 5 (months 49-57)	$546,003.36	(9 months)
Year 5 (months 58-60)	$187,417.83	(3 months);

E.	Monthly Rental Installments*:

Months 1-9	$0.00 per month
Months 10-12	$56,784.00 per month	**
Months 13-21	$61,028.15 per month
Months 22-33	$63,194.83 per month
Months 34-36	$64,819.84 per month
Months 37-45	$58,680.92 per month
Months 46-57	$60,667.04 per month
Months 58-60	$62,472.61 per month;

*	A schedule of the net Minimum Annual Rent per square foot plus Landlord’s Share of Expenses is attached hereto as Schedule 1.

**	Tenant’s Proportionate Share, Minimum Annual Rent and Monthly Rental Installments are calculated on 201,600 square feet of the Leased Premises.

F.	Landlord’s Share of Expenses: $0.55 times the rentable area of the Leased Premises which is included in the Minimum Annual Rent;

G.	Lease Term: Five (5) years and Zero (0) months;

H.	Target Commencement Date: December 1, 2003;

I.	Security Deposit: $61,028.15;

J.	Guarantor(s): None;

K.	Brokers: Duke Realty Services Limited Partnership representing Landlord and Colliers International representing Tenant;

L.	Permitted Use: General office, warehousing and distribution of furniture, furnishings and all other merchandise offered in Tenant’s catalogue for sale and related purposes;

M.	Address for notices:

Landlord:	Dugan Financing LLC c/o Duke Realty Services Limited Partnership Attn: Senior Property Manager 4555 Lake Forest Drive, Suite 400 Cincinnati, OH 45242

With a copy to:	Dugan Financing LLC c/o Duke Realty Services Limited Partnership Attn: Nick Anthony 600 East 96th Street, Suite 100 Indianapolis, IN 46240

Tenant:	Design Within Reach, Inc. Attn: Chief Financial Officer 283 Fourth Street Oakland, CA 94607

With a copy to:	Barnett P. Ruttenberg, Esq. Gardner Carton & Douglas 191 N. Wacker Drive Suite 3700 Chicago, IL 60606

Address for rental and other payments:

Dugan Financing LLC 75 Remittance Drive, Suite 1128 Chicago, IL 60675-1128

Section 1.02. Leased Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord, under the terms and conditions herein, the Leased Premises.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The term of this Lease (“Lease Term”) shall be for the period of time as set forth in Section 1.01(G) hereof, and shall commence on the date (the “Commencement Date”) that is the later to occur of (i) the Target Commencement Date and (ii) Substantial Completion (as hereinafter defined) of the Tenant Improvements (as hereinafter defined).

Section 2.02. Construction of Tenant Improvements.

(a) Tenant has personally inspected the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind except as specifically provided in this Lease and with the understanding that Landlord shall have no responsibility with respect thereto except to construct in a good and workmanlike manner the improvements described in the scope of work attached hereto as Exhibit B and made a part hereof (the “Tenant Improvements”) at Landlord’s sole cost and expense. Landlord shall cause construction drawings of the Tenant Improvements to be prepared at Landlord’s cost. Tenant shall review and approve such plans in accordance with the proposed construction schedule given Tenant by Landlord, a copy of which is attached hereto as Exhibit B-1.

(b) Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Leased Premises prior to Substantial Completion. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Leased Premises for thirty (30) days prior to the scheduled date for Substantial Completion (as may be modified from time to time) in order to install fixtures (such as racking) and otherwise prepare the Leased Premises for occupancy (which right shall expressly exclude making any structural modifications). Landlord shall not require Tenant to pay Landlord a construction deposit or provide Landlord with a performance or similar bond for the installations being done by Tenant prior to the Commencement Date. During any entry prior to the Commencement Date (i) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent, (ii) Tenant shall not interfere with Landlord’s completion of the Tenant Improvements, (iii) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (iv) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.

(c) For purposes of this Lease (i) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Tenant Improvements based on an open warehouse floor plan, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant’s occupancy, the completion of which will not materially affect Tenant’s use and occupancy of, or ability to obtain an occupancy permit for the Leased Premises (Tenant acknowledging, however, that even if Landlord has Substantially Completed the Tenant Improvements, Landlord may not be able to obtain an occupancy permit for the Leased Premises because of the need for completion of all or a portion of improvements being installed in the Leased Premises directly by Tenant, and Tenant assumes all responsibility for all inspections required after Tenant’s racking system is installed), and (ii) “Tenant Delay” shall mean any delay in the completion of the Tenant Improvements attributable to Tenant, including, without limitation, (A) Tenant’s failure to meet any time deadlines specified herein or in the proposed schedule given to Tenant by Landlord, (B) Change Orders, (C) Tenant’s requirements for special work or materials, finishes or installations other than Building standard, (D) the performance of any other work in the Leased Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, and (E) any other act or omission of Tenant. Landlord shall complete any punchlist items within thirty (30) days after the Commencement Date or such later date as may be required for any specific punchlist item.

(d) Notwithstanding anything to the contrary contained in Section 2.01 above, if Substantial Completion of the Tenant Improvements is delayed beyond the Target Commencement Date as a result of Tenant Delay, then, for purposes of determining the Commencement Date, Substantial Completion of the Tenant Improvements shall be deemed to have occurred on the date that Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Tenant Improvements within sixty (60) days following execution of this Lease by Landlord and Tenant. Promptly following the Commencement Date, Tenant shall execute Landlord’s Letter of Understanding, acknowledging (x) the Commencement Date of this Lease, and (y) except for any punchlist items, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

(e) Notwithstanding the above, provided the Leased Premises have not been delivered to Tenant on or before sixty-five (65) days after receipt of a fully executed Lease by Tenant, completed with the Tenant Improvements, subject to punch list items and any delays not caused by the acts of Landlord, then Landlord shall provide Tenant one (1) day’s minimum annual rental abatement for each day of delay after such sixty-five (65) day period in addition to the rent abatement reflected in Section 1.01D and E hereof. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to deliver the Leased Premises as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof. Further, notwithstanding the above and provided Tenant has obtained any municipal consents required to be obtained by Tenant for its racking and storage, Tenant may move its inventory into the Leased Premises commencing on the sixty-sixth (66th) day after receipt of a fully executed Lease.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall immediately surrender the Leased Premises to Landlord in broom-clean condition and in good condition and repair. Tenant shall also remove its personal property, trade fixtures and any of Tenant’s alterations designated by Landlord at the time Landlord approves such alterations, promptly repair any damage caused by such removal, and restore the Leased Premises to the condition existing prior to the installation of such items. Tenant shall not be required to remove the Tenant Improvements. If Tenant fails to do so, Landlord may restore the Leased Premises to such condition at Tenant’s expense, Landlord may cause all of said property to be removed at Tenant’s expense, and Tenant hereby agrees to pay all the costs and expenses thereby reasonably incurred. All Tenant property which is not removed within ten (10) days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned by Tenant, and Landlord shall be entitled to dispose of such property at Tenant’s cost without thereby incurring any liability to Tenant. The provisions of this section shall survive the expiration or other termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall become a tenant from month to month at one hundred fifty percent (150%) of the Monthly Rental Installment in effect at the end of the Lease Term, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent in such event shall not result in a renewal of this Lease, and Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant being given thirty (30) days’ prior written notice from Landlord to vacate. Neither Landlord nor Tenant shall have the right to deem this Lease extended for any period beyond a thirty (30) day tenancy. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event. If Tenant pays holdover rent and then Landlord and Tenant execute an amendment of the Lease to extend the term then Landlord shall apply the holdover amount in excess of one hundred percent of the Monthly Rental Installment in effect for up to two (2) months to future rent due.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments, in advance, without deduction or offset, beginning on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installment for partial calendar months shall be prorated.

Section 3.02. Additional Rent. In addition to the Minimum Annual Rent Tenant shall pay to Landlord for each calendar year during the Lease Term, as “Additional Rent,” Tenant’s Proportionate Share of all costs and expenses incurred by Landlord during the Lease Term for Real Estate Taxes and Operating Expenses for the Building and common areas (collectively “Common Area Charges”) to the extent such Common Area Charges exceed Landlord’s Share of Expenses.

“Operating Expenses” shall mean all of Landlord’s expenses for operation, repair, replacement and maintenance to keep the Building and common areas in good order, condition and repair (including all additional direct costs and expenses of operation and maintenance of the Building which Landlord reasonably determines it would have paid or incurred during such year if the Building had been fully occupied), including, but not limited to, management fees; utilities; stormwater discharge fees; license, permit, inspection and other fees; fees and assessments imposed by any covenants or owners’ association; security services; insurance premiums and deductibles, painting, and maintenance, repair and replacement of the driveways, parking areas (including snow removal), exterior lighting, landscaped areas, walkways, curbs, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof and gutters. The cost of any capital improvement shall be amortized over the useful life of such improvement, and only the amortized portion shall be included in Operating Expenses.

Operating Expenses shall not include the following:

1.	Leasing commissions.

2.	The cost of tenant finish improvements provided solely for the benefit of other tenants or proposed tenants in the Building.

3.	Costs of correcting building code violations which violations were in existence on the Commencement Date.

4.	Depreciation on the Building.

5.	The cost of utilities, services and repairs separately charged to and paid by another tenant in the Building.

6.	Principal payment, interest payments and financing costs associated with Building financing.

7.	Legal fees associated with the preparation, interpretation and/or enforcement of leases.

8.	Repairs and replacements for which and to the extent that Landlord has been reimbursed by insurance and/or paid pursuant to warranties.

9.	Advertising and promotional expenses.

10.	Costs representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the amounts which would have been paid in the absence of such relationship.

11,	Salaries or fringe benefits of Landlord’s personnel above the grade of senior property manager.

12.	Costs incurred by Landlord as a result of Landlord’s breach of this Lease or any other lease with another tenant of the Building.

13.	Costs incurred in connection with the construction, reconstruction, redevelopment or expansion of the Building.

14.	Any fines, penalties or additional costs imposed upon Landlord due to violations of any applicable law.

“Real Estate Taxes” shall include any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes or excise or franchise taxes) imposed upon the Building or common areas (or against Landlord’s business of leasing the Building) by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of Real Estate Taxes. Any assessments shall be spread over the longest period allowed by law without the payment of interest, fines or penalties.

Section 3.03. Payment of Additional Rent. Landlord shall estimate the total amount of Additional Rent to be paid by Tenant during each calendar year of the Lease Term, pro-rated for any partial years. Commencing on the Commencement Date, Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Additional Rent for such year. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of such Additional Rent and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year. In the event of overpayment, Landlord shall credit the amount of such overpayment toward the next installments of Minimum Rent. If Landlord has not delivered a statement of the actual amount of such Additional Rent within one (1) year following the year for which such statement or expenses relates, then Landlord shall have no further right to collect any increases in previously billed expenses for such time period.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to timely pay any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate (as reported in the Wall Street Journal) of interest (“Prime Rate”) plus six percent (6%) per annum.

Section 3.05. Nature of Rent. Landlord and Tenant agree that any base rent, percentage rent, if any, and all Additional Rent paid to Landlord under this Lease (collectively referred to in this Section as “Rent”) shall qualify as “rents from real property” within the meaning of Section 512(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as “rents from real property” for the purposes of Section 512(b)(3) of the Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord to restructure this Lease so as to cause all Rent to qualify as “rents from real property”, and (ii) to permit an assignment of this Lease, provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

Section 3.06. Tenant Verification. Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the ninety (90) day period following the delivery of Landlord’s statement of the actual amount of the Additional Rent, such of Landlord’s books of account and records as pertain to and contain information concerning such costs and expenses in order to verify the amounts thereof. Such inspection shall take place at Landlord’s Chicago area office. Such inspection shall be conducted only by Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis. Tenant shall sign a confidentiality agreement with Landlord prior to its inspection of Landlord’s books and records. Tenant shall also agree to follow Landlord’s reasonable procedures for auditing such books and records. Tenant shall provide Landlord with a copy of its findings within sixty (60) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within said ninety (90) day period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of the Additional Rent.

ARTICLE 4 - SECURITY DEPOSIT

Tenant, upon execution of this Lease, shall deposit with Landlord the Security Deposit as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event of a default by Tenant, Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; and Tenant agrees to promptly, upon demand, deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this section shall be without interest. At the end of the Lease Term, provided that there is then no uncured default, Landlord shall return the Security Deposit to Tenant.

At its option, upon execution of this Lease, Tenant may provide to Landlord an irrevocable letter of credit, in the form attached hereto as Exhibit G in lieu of a cash Security Deposit. The letter of credit shall be in the amount of Sixty-one Thousand Twenty-eight Dollars and fifteen Cents ($61,028.15) and shall constitute the “Security Deposit” for the full and faithful performance by Tenant of all of the terms, conditions and covenants contained in the Lease on the part of the Tenant to be performed, including but not limited to the payment of rent. Landlord shall be entitled to draw upon the letter of credit (i) upon a default by Tenant of any term, condition or covenant in the Lease, or (ii) unless, no later than forty-five (45) days prior to the expiration of the letter of credit Tenant delivers to Landlord a renewal or replacement thereof. If such letter of credit has not been renewed at least forty-five (45) days prior to the expiration date thereof, Landlord may immediately draw upon such letter of credit and hold the cash proceeds thereof in lieu of such letter of credit. Such letter of credit shall not expire less than ninety (90) days after the expiration or earlier termination of this Lease. In the event of a sale of the Building of which the Leased Premises are a part, Landlord shall have the right to transfer the Security Deposit to its purchaser and Landlord shall be released by Tenant from all responsibility for the return of such, and Tenant agrees to look solely to the new purchaser for the return of such Security Deposit.

ARTICLE 5 - USE

Section 5.01. Use of Leased Premises. The Leased Premises are to be used by Tenant solely for the Permitted Use and for no other purposes without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use. Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including without limitation those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions of the Landlord, including the Rules and Regulations attached hereto as Exhibit C and as may be modified from time to time by Landlord on reasonable notice to Tenant. Tenant shall not do or permit anything to be done in or about the Leased Premises or common areas which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of the Building Rules and Regulations but agrees to take reasonable measures to assure such other tenant’s compliance. Tenant shall not overload the floors of the Leased Premises. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefor upon demand. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner which would invalidate any policy of insurance now or hereafter carried on the Building or increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord as Additional Rent for any increase in premiums charged.

Section 5.03. Landlord’s Rights Regarding Use. In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises or the common areas, each of which may be exercised without notice or liability to Tenant, (a) Landlord may install such signs, advertisements, notices or tenant identification information as it shall deem necessary or proper; (b) Landlord shall have the right at any time to control, change or otherwise alter the common areas or utilities servicing the Building as it shall deem necessary or proper; and (c) Landlord or Landlord’s agent shall be permitted to inspect or examine the Leased Premises at any reasonable time, and Landlord shall have the right to make any repairs to the Leased Premises which are necessary for its preservation; provided, however, that any repairs made by Landlord shall be at Tenant’s expense, except as provided in

Section 7.02 hereof. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

ARTICLE 6 - UTILITIES AND SERVICES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers) and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other Building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder.

Notwithstanding anything in this Lease to the contrary, if (i) the restoration of service is entirely within Landlord’s control, (ii) Landlord negligently fails to restore such service within a reasonable time, and (iii) the Leased Premises are untenantable (meaning that Tenant is unable to use such space in the normal course of its business for the use permitted under this Lease) for more than three (3) consecutive business days, then Tenant shall notify Landlord (and Landlord’s lender, if any) in writing that Tenant intends to abate rent. If service has not been restored within three (3) days of Landlord’s receipt of Tenant’s notice, then Minimum Annual Rent and Additional Rent shall abate on a per diem basis for each day after such three (3) day period during which the Leased Premises remain untenantable. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

In the event of utility “deregulation”, Landlord shall choose the service provider.

ARTICLE 7 - MAINTENANCE AND REPAIRS

Section 7.01. Tenant’s Responsibility. During the Lease Term, Tenant shall, at its own cost and expense, maintain the Leased Premises in good condition, regularly servicing and promptly making all repairs and replacements thereto, including but not limited to the electrical systems, heating and air conditioning systems (“HVAC”), plate glass, floors, windows and doors, sprinkler and plumbing systems, and shall obtain a preventive maintenance contract on the heating, ventilating and air-conditioning systems, and provide Landlord with a copy thereof. The preventive maintenance contract shall meet or exceed Landlord’s standard maintenance criteria, and shall provide for the inspection and maintenance of the heating, ventilating and air conditioning system on not less than a semi-annual basis.

Notwithstanding the above, Landlord shall warrant the HVAC for a period of one (1) year from the Commencement Date, excluding normal wear and tear and repairs or replacements made necessary by the acts or omissions of Tenant. Landlord shall enforce on Tenant’s behalf any existing warranties held by Landlord for the HVAC.

Section 7.02. Landlord’s Responsibility. During the Lease Term, Landlord shall maintain in good condition and repair, and replace as necessary, the roof, exterior walls, foundation and structural frame of the Building and the parking and landscaped areas, the costs of which shall be included in Operating Expenses; provided, however, that to the extent any of the foregoing items require repair because of the negligence, misuse, or default of Tenant, its employees, agents, customers or invitees, Landlord shall make such repairs solely at Tenant’s expense. Landlord shall correct any defects in the Tenant Improvements discovered by Tenant within one (1) year of the Commencement Date.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until the plans have been approved by Landlord in writing. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. Upon completion of the work, Tenant shall provide lien waivers from the subcontractors or a final affidavit of lien waiver from the general contractor, and such lien waiver shall be in a form acceptable to Landlord. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute a consent by Landlord to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded over or provide Landlord with an endorsement to Landlord’s title insurance policy within thirty (30) days after notice of filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien.

If Tenant requests any alterations to the Leased Premises, then Tenant shall deliver plans therefor to Landlord for its reasonable approval. Landlord shall review such plans at no cost to the Tenant and shall communicate its approval or dissatisfaction (together with Landlord’s specific and detailed comments on the plans submitted by Tenant that if complied with would constitute approved plans) within fifteen (15) business days after receipt of the plans. If Landlord fails to act within such fifteen (15) business day period, Tenant will provide Landlord with a second notice and Landlord shall have ten (10) business days after receipt of such second notice to approve such plans. If Landlord fails to approve such plans within such ten (10) day period such plans shall be deemed approved. Approval of any Tenant submitted plans by Landlord shall not constitute an implication, representation or certification by Landlord that such plans are accurate, sufficient, efficient or are in compliance with applicable statutes, codes, ordinances or other regulations governing such matters, the responsibility for which being solely that of Tenant.

Notwithstanding the above, Tenant may install, remove and/or replace any trade equipment and fixtures used in Tenant’s business in or to the Leased Premises, in each case without submitting plans and specifications to Landlord or obtaining Landlord’s approval.

ARTICLE 8 - CASUALTY

Section 8.01. Casualty. In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees to promptly restore and repair the Leased Premises; provided, however, Landlord’s obligation hereunder shall be limited to the reconstruction of such of the tenant finish improvements as were originally required to be made by Landlord, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Landlord shall use reasonable efforts to notify Tenant of the time for restoration of the Leased Premises within thirty (30) days after the casualty date. Notwithstanding the foregoing, if the Leased Premises are (i) so destroyed that they cannot be repaired or rebuilt within one hundred eighty (180) days from the casualty date; or (ii) destroyed by a casualty which is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (i) casualty, either Landlord or Tenant may, or, in the case of a clause (ii) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Landlord shall use reasonable diligence in completing such reconstruction and repairs, but in the event Landlord fails to complete the same within one hundred eighty (180) days from the date of the casualty, Tenant may, at its option, terminate this Lease by giving Landlord written notice of such termination within ten (10) days after the expiration of such one hundred eighty (180) day period, whereupon both parties shall be released from all further obligations and liability hereunder.

Section 8.02. Fire and Extended Coverage Insurance. During the Lease Term, Landlord shall maintain customary all risk coverage insurance on the Building, but shall not protect Tenant’s property on the Leased Premises; and, notwithstanding the provisions of Section 9.01, Landlord shall not be liable for any casualty damage to Tenant’s property, regardless of cause, including the negligence of Landlord and its employees, agents and invitees. Tenant hereby expressly waives any right of recovery against Landlord for casualty damage to any property of Tenant located in or about the Leased Premises, however caused, including the negligence of Landlord and its employees, agents and invitees. Notwithstanding the provisions of Section 9.01 below, Landlord hereby expressly waives any rights of recovery against Tenant for casualty damage to the Leased Premises or the Building which is insured against under Landlord’s all risk coverage insurance. All insurance policies maintained by Landlord or Tenant as provided in this Lease shall contain an agreement by the insurer waiving the insurer’s right of subrogation against the other party to this Lease.

ARTICLE 9 - LIABILITY INSURANCE

Section 9.01. Tenant’s Responsibility. Landlord shall not be liable to Tenant or to any other person for (i) damage to property or injury or death to persons due to the condition of the Leased Premises, the Building or the common areas, or (ii) the occurrence of any accident in or about the Leased Premises or the common areas, or (iii) any act or neglect of Tenant or any other tenant or occupant of the Building or of any other person, unless such damage, injury or death is directly and solely the result of Landlord’s negligence; and Tenant hereby releases Landlord from any and all liability for the same. Tenant shall be liable for, and shall indemnify and defend Landlord from, any and all liability for (i) any act or neglect of Tenant and any person coming on the Leased Premises or common areas by the license of Tenant, express or implied, (ii) any damage to the Leased Premises, and (iii) any loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Leased Premises, regardless of cause, except for any loss or damage from fire or casualty insured as provided in Section 8.02 and except for that caused solely and directly by Landlord’s negligence. This provision shall survive the expiration or earlier termination of this Lease.

Section 9.02. Tenant’s Insurance. Tenant shall carry general public liability and property damage insurance, issued by one or more insurance companies acceptable to Landlord, with the following minimum coverages:

A.	Worker’s Compensation: minimum statutory amount.

B.	Commercial General Liability Insurance, including blanket, contractual liability, broad form property damage, personal injury, completed operations, products liability, and fire damage: Not less than $3,000,000 Combined Single Limit for both bodily injury and property damage.

C.	All Risk Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, if applicable, for the full cost of replacement of Tenant’s property.

D.	Business interruption insurance.

The insurance policies shall protect Tenant and Landlord as their interests may appear, naming Landlord and Landlord’s managing agent and mortgagee as additional insureds, and shall provide that they may not be canceled on less than thirty (30) days’ prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing all required coverages on or before the Commencement Date. If Tenant fails to carry such insurance and furnish Landlord with such Certificates of Insurance after a request to do so, Landlord may obtain such insurance and collect the cost thereof from Tenant.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or common areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant within fifteen (15) days after possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become unusable by Tenant for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord within fifteen (15) days after possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied. In the event of any assignment or subletting, Tenant shall remain primarily liable hereunder. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Without in any way limiting Landlord’s right to refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to refuse to give such consent if in Landlord’s opinion (i) the Leased Premises are or may be in any way adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is to be less than the then current rent for similar premises in the Park or if the proposed assignee or subtenant is an existing tenant in the Building or Park. If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt. Tenant agrees to reimburse Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any such requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises.

Notwithstanding the foregoing, Tenant may assign the Lease or sublease all or any portion of the Leased Premises without Landlord’s consent to any of the following (a “Permitted Transferee”), provided that the Permitted Transferee’s financial condition, creditworthiness and business reputation following the transfer are equal to or exceed those of Tenant: (i) any successor corporation or other entity resulting from a merger or consolidation of Tenant; (ii) any purchaser of all or substantially all of Tenant’s assets, stock or ownership interests of Tenant; or (iii) any entity which controls, is controlled by, or is under common control with Tenant. Tenant shall give Landlord thirty (30) days prior written notice of such assignment or sublease. Any Permitted Transferee shall assume in writing all of Tenant’s obligations under this Lease. Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute an event of Default hereunder.

ARTICLE 12 - TRANSFERS BY LANDLORD

In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the “Landlord” named herein, or in the case of a subsequent transfer, the transferor shall, after the date of such transfer, be automatically released from all personal liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord hereunder, and the transferee shall be deemed to have assumed all of such terms, conditions, covenants and obligations. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, an estoppel certificate in such form as Landlord may reasonably request certifying (i) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary (“Landlord’s Mortgagee”), as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be agreeing that Tenant’s occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease; and further provided that Tenant agrees upon request by any such mortgagee, beneficiary, or purchaser at foreclosure, as the case may be, to execute such non-disturbance, subordination and/or attornment instruments as may be reasonably required by such person to confirm such non-disturbance subordination and/or attornment.

Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its mortgage or other interest in the Leased Premises by so notifying Tenant in writing.

Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior landlord (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement (provided, however, that Landlord shall be responsible for delivering any Security Deposit hereunder to Landlord’s Mortgagee at the time Landlord’s Mortgagee succeeds to Landlord’s interest hereunder); (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior landlord (including Landlord); and (6) subject to the offsets which Tenant might have against any prior landlord (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity (the duration of which shall not exceed thirty (30) days after Landlord’s Mortgagee takes possession of the Building) to cure the event giving rise to such offset event. Notwithstanding the foregoing, Landlord’s Mortgagee shall be subject to Section 2.02(e). Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installment or Additional Rent within five (5) days after the same is due, or Tenant fails to pay any other amounts due Landlord from Tenant within ten (10) days after the same is due. Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such default and Tenant shall have an additional five (5) days following delivery of such notice to cure such default before Landlord exercises its default remedies; provided, however, that Landlord shall not be required to give such courtesy notice more than one (1) time with respect to any particular default, nor more than two (2) times in any consecutive twelve (12) month period with respect to any payment defaults in the aggregate.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of ten (10) days after notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than ten (10) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said ten (10) day period and thereafter diligently completes the required action within a reasonable time.

(c) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(d) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

(e) In addition to the defaults and remedies described herein, the parties agree that if Tenant is in violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default and any notice given to Tenant for a default under this subsection (e) shall reference this section in bold.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may apply the Security Deposit or re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b) Landlord may terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Leased Premises as of the date of such Default, and thereafter (i) neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord; and (ii) Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have. Upon the termination of this Lease, Landlord may declare the present value (discounted at the Prime Rate of interest) of all rent which would have been due under this Lease for the balance of the Lease Term less the fair market rental value as determined by Landlord to be immediately due and payable, whereupon Tenant shall be obligated to pay the same to Landlord, together with all loss or damage which Landlord may sustain by reason of Tenant’s Default (“Default Damages”), which shall include without limitation expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements and brokers’ and attorneys’ fees, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (b) shall survive the termination of this Lease.

(c) Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord as liquidated damages the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term, together with all of Landlord’s Default Damages.

(d) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for the attorneys’ fees incurred thereby.

ARTICLE 14 - LANDLORD’S RIGHT TO RELOCATE TENANT

[Intentionally Omitted]

ARTICLE 15 - TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Definitions.

(a) “Environmental Laws” - All present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, the rules and regulations of the Federal Environmental Protection Agency or any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b) “Hazardous Substances” - Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws.

Section 15.02. Compliance. Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice from any source issued pursuant to the Environmental Laws or issued by any insurance company which shall impose any duty upon

Tenant with respect to the use, occupancy, maintenance or alteration of the Leased Premises whether such notice shall be served upon Landlord or Tenant.

Section 15.03. Restrictions on Tenant. Tenant shall operate its business and maintain the Leased Premises in compliance with all Environmental Laws. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.04. Notices, Affidavits, Etc. Tenant shall immediately notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises and shall immediately deliver to Landlord any notice received by Tenant relating to (i) and (ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.05. Landlord’s Rights. Landlord and its agents shall have the right, but not the duty, upon advance notice (except in the case of emergency when no notice shall be required) to inspect the Leased Premises and conduct tests thereon to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or whether there are Hazardous Substances on, under or about the Leased Premises. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby.

Section 15.06. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.07. Landlord’s Representation. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease except to the extent Tenant exacerbates the same.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Guaranty. [Intentionally Omitted]

Section 16.04. Force Majeure. Landlord and Tenant (except with respect to any rent payment obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.05. Examination of Lease. Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 16.06. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers. Landlord agrees to pay any commission due the Brokers. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.

Section 16.07. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Article 1. When so mailed, the notice shall be deemed to have been given as of the date it was received, refused or returned undeliverable. Either party may change its address by giving written notice thereof to the other party. Any notice of late payment and default under this Lease shall go to Tenant’s notice addresses set forth in Article 1 hereof. Any notice required by law to be sent to the Leased Premises shall be sent to the Leased Premises and the notice addresses set forth in Article 1 hereof.

Section 16.08. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.09. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord upon Landlord’s request, a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year. Such financial statements shall be certified and audited or signed by the chief financial officer of Tenant who shall attest to the truth and accuracy of the information set forth in such statements. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. All financial statements for Tenant not generally available to the public shall be held confidential by Landlord. If Tenant becomes a public company, Tenant shall provide Landlord only with its most current published annual report, in lieu of other financial statements.

Section 16.10. Representations and Warranties. The undersigned represent and warrant that (i) such party is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the state under which it was organized; and (ii) the individual executing and delivering this Lease has been properly authorized to do so, and such execution and delivery shall bind such party.

Section 16.11. Agency Disclosure. [Intentionally Omitted]

Section 16.12. Signs. Tenant may, at its own expense, erect a sign concerning the business of Tenant which shall be in keeping with the decor and other signs on the Building. All signage (including the signage described in the preceding sentence) in or about the Leased Premises shall be first approved by Landlord and shall be in compliance with the applicable codes and any recorded restrictions applicable to the Building. Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any resulting damage to the Leased Premises. Tenant shall also have the non-exclusive right to install a sign on any monument signage servicing the Building appropriate directional signage. The location of Tenant’s monument sign is depicted on Exhibit D attached hereto. Tenant shall pay for its sign on the monument sign and any directional signage. The sign shall be installed, maintained and repaired by Tenant at its sole cost and expense and shall comply with all laws. Tenant shall pay its proportionate share for maintaining and repairing the monument sign. Landlord shall have the right to approve all signs, including the location, size, color and style, which approval shall not be unreasonably withheld. Upon the expiration or early termination of this Lease, Tenant shall remove the sign from the monument sign and repair any damage caused by such removal at Tenant’s sole cost and expense. Tenant, at Tenant’s expense, shall be responsible for all necessary permits for any signage described herein, and Tenant shall provide Landlord a copy of such permit prior to the installation of such sign or signs.

Section 16.13. ERISA Matters.

(a) Tenant acknowledges that it has been advised that an affiliate of Landlord is a collective investment fund (the “Fund”) which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Plan”), and with respect to which Morgan Guaranty Trust Company of New York (“MGT”) is the Trustee and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.

(b) Landlord hereby represents and warrants to Tenant that, as of the date hereof, the only Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund (each, a “10% Plan”) are referenced on Exhibit E (collectively, the “Existing 10% Plan”).

(c) Tenant represents and warrants that as of the date hereof, and at all times while it is a Tenant under this Lease, one of the following statements is, and will continue to be, true: (1) Tenant is not a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) (each, a “Party in Interest”) with respect to the Existing 10% Plan or, (2) if Tenant is a Party in Interest, that:

(A) neither Tenant nor its “affiliate” (as defined in Section V(c) of PTCE 84-14, “Affiliate”) has, or during the immediately preceding one (1) year has, exercised the authority to either: (i) appoint or terminate MGT as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, “QPAM”) of any of the assets of the Existing 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the management agreement with MGT, including renewals or modifications thereof, on behalf of the Existing 10% Plan; and

(B) neither Tenant nor any entity controlling, or controlled by, Tenant owns a five percent (5%) or more interest (within the meaning of PTCE 84-14, “5% Interest”) in J.P. Morgan Chase & Co.

(d) In the event that Landlord or the Fund notifies Tenant in writing that a Plan other than the Existing 10% Plan may become a 10% Plan, Tenant will, within ten (10) days of such notification, inform the Fund in writing as to whether it can make the same representations which it made in subsection (c) of this Section with respect to such prospective 10% Plan. Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under the Lease, one of the statements set forth in subsection (c) will be true with respect to such 10% Plan.

Section 16.14. Right of First Refusal. Provided that (i) Tenant is not in Default hereunder, and (ii) Tenant originally named herein or a Permitted Assignee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, and (iii) subject to any rights of other tenants to the Refusal Space, as defined below, Tenant shall have a continuous right of first refusal (the “Refusal Option”) to lease additional space in the Building crosshatched on the attached Exhibit F (the “Refusal Space”) as such space becomes available for leasing during the Lease Term. The term for the Refusal Space shall be coterminous with the Lease Term with a minimum term of two (2) years. The Refusal Space shall be offered to Tenant at the rental rate then being quoted by Landlord to a specific third party prospective tenant for such space adjusted for the difference in the term for the third party and the remaining Lease Term. Tenant acknowledges and agrees that the Refusal Space offered to Tenant based on a specific third party deal may contain more or less square footage than the Refusal Space outlined in Exhibit F. Upon notification in writing by Landlord that the Refusal Space is available, Tenant shall have seven (7) business days in which to notify Landlord in writing of its election to lease the Refusal Space at such rental rates and at such square footage described above, in which event this Lease shall be amended to incorporate such Refusal Space. If Landlord and Tenant cannot agree on the form of the amendment within seven (7) business days after delivery of such amendment from Landlord to Tenant, then Landlord may lease the Refusal Space to the prospective third party. It is understood and agreed that this Refusal Option shall not be construed to prevent any tenant in the Building from extending or renewing its lease. Landlord represents to Tenant that as of the date of this Lease, no other tenant in the Building has any rights to the refusal space.

Section 16.15. Expansion Needs. Any time during the Lease Term and provided that (i) Tenant is not in Default hereunder, (ii) the creditworthiness of Tenant is then acceptable to Landlord, (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, (iv) space is available, and (v) Tenant requires no less than an additional 100,132 square feet, and (vi) Tenant has provided Landlord written notice of its desire to expand (“Tenant’s Expansion Notice”), Landlord will use commercially reasonable efforts to accommodate Tenant’s expansion needs first in the Building, and if not available, in another building owned by Landlord, or an affiliated entity of Landlord, or a new build-to-suit facility constructed by Landlord in any event located in the Commonwealth of Kentucky within ten (10) miles of the Leased Premises. Tenant shall have the right to approve the location of the expansion space. Landlord shall provide Tenant with the location and terms for Tenant’s expansion needs or notice that Landlord does not have any expansion space (“Landlord’s Notice”) within thirty (30) days after receipt of Tenant’s Expansion Notice. Tenant shall have thirty (30) days after receipt of Landlord’s Notice to accept the terms of Landlord’s Notice, or to negotiate and reach an agreement with Landlord for its expansion, or to exercise its option to terminate described in Section 16.16 below, if applicable. If Landlord and Tenant mutually agree and execute a new lease or amendment to this Lease for such expansion space, Tenant shall immediately surrender the Leased Premises to Landlord in accordance with the terms and provisions of this Lease and each party shall be released from further liability hereunder; provided, however, that such termination shall not affect any right or obligation arising prior to termination or which specifically survives the termination of this Lease. Tenant shall not be required to move to the expansion space until such expansion space is ready for Tenant’s occupancy.

Section 16.16. Option to Terminate. Provided Tenant is not in Default hereunder, and provided further that Tenant properly exercised its option to expand as set forth in Section 16.15 hereof and Landlord and Tenant cannot agree on the terms for such expansion, Tenant shall have the option to terminate this Lease effective as of the end of the thirty-sixth (36th) month of the Lease Term. This option shall be exercised by (i) Tenant’s giving written notice to Landlord of its intention to terminate at least six (6) months prior to the effective date of such termination, and (ii) Tenant’s payment to Landlord of an amount equal to Two Hundred Eighty-five Thousand Dollars and Zero Cents ($285,000.00), which payment shall accompany the notice provided in (i) above. Such payment is made in consideration for Landlord’s grant of this option to terminate, to compensate Landlord for rental and other concessions given to Tenant, and for other good and valuable consideration. Such payment shall not in any manner affect Tenant’s obligations to pay Minimum Annual Rent and Additional Rent or to perform its obligations under the Lease up to and including the date of termination. Failure to timely and properly exercise this option shall forever waive and extinguish it. If such option is validly exercised, then upon such termination, Tenant shall surrender the Leased Premises to Landlord in accordance with the terms of this Lease and each party shall be released from further liability hereunder; provided, however, that such termination shall not affect any right or obligation arising prior to termination or which survives termination of the Lease.

Section 16.17. Compliance with Laws. Landlord represents to Tenant that as of the Commencement Date, to the best of Landlord’s knowledge, the Leased Premises shall be in compliance with applicable laws, regulations, codes and statutes except to the extent such compliance requires Tenant to comply with some requirement.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUGAN FINANCING LLC, a Delaware limited liability company

By:	Dugan Realty, L.L.C., its sole member

	By:	Duke Realty Limited Partnership, its manager

		By:	Duke Realty Corporation, its general partner

By:

Kevin T. Rogus Senior Vice President

TENANT:

DESIGN WITHIN REACH, INC., a California corporation

By:

Printed:

Title:

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